NEWS RELEASE
Document Security Systems, Inc. First Federal Plaza 28 East Main Street Rochester, NY 14614	Investor contact: Deborah K. Pawlowski Kei Advisors LLC 716.843.3908 Email: dpawlowski@keiadvisors.com	Media contact: Kim Waver Dixon Schwabl Advertising 585.899.3273 Email: kim@dixonschwabl.com

For Immediate Release

Document Security Systems Reports 99% Revenue Growth
in First Quarter 2006

ROCHESTER, NY, May 15, 2006 — Document Security Systems, Inc. (AMEX: DMC) (“DSS”), a leader in proven, patented protection against counterfeiting and unauthorized copying, scanning and photo imaging, today reported results for the first quarter ended on March 31, 2006. Consolidated financial statements include the results of Plastic Printing Professionals (P3), beginning on DSS's acquisition date of P3 of February 7, 2006.

Revenue increased 99% to $863,000 for the first quarter 2006, compared with $433,000 for the same period in 2005. The increase in sales was principally the incremental revenue gained as a result of the P3 acquisition. For the first quarter of 2006, gross profit increased 53% to $317,000 compared with $207,000 for the first quarter of 2005. First quarter gross margins were 36.7% compared with 47.8% in the prior year's quarter. The lower margin reflects the change in mix of manufactured product sales and technology licenses, due to the addition of P3.

Mr. Patrick White, Chairman, President and CEO of DSS, noted, “During the quarter, we achieved a number of significant milestones, including the signing of two strategic licenses and the acquisition and successful integration of P3. Last year, we shifted our strategy to focus on being a security print manufacturer with direct sales, while being very selective with whom we establish licensing agreements. Our goal is to better position the Company to further expand our market reach and drive future revenue growth. The acquisition of P3 was our first step in this direction. Our manufacturing capabilities enable us to sell customized solutions directly to end-users, as we continue to selectively license our technology to larger and more well-established manufacturing companies. Over the coming quarters, we expect more customer wins that will improve our operating results."

Operating expenses for the first quarter of 2006 were $1.3 million compared with $776,000 for the same time last year, an increase of $556,000. The increase included $220,000 of amortization of intangible assets, a non-cash expense. Intangible assets includes DSS's vast and deep intellectual technology portfolio and the resulting amortization expense is a necessary by-product of the Company's aggressive intellectual property strategy.

Selling, general and administrative expenses in the first quarter of 2006 increased $348,000 to $1.0 million compared with $692,000 in the first quarter of 2005. The increase included the non-cash expense of $21,000 in stock-based compensation expense due to the adoption of SFAS 123(R) in the quarter. An additional $100,000 of the increase in operating expenses was due to operating costs of DSS’s P3 subsidiary. In addition, professional fees increased $129,000 due to an increase in corporate governance costs.

Net loss for the first quarter was $995,000, or $0.08 per basic and diluted share, an increase of 77%, compared with a net loss of $563,000, or $0.05 per basic and diluted share for the first quarter of 2005. Amortization of our patents and intangibles asset in this year's first quarter represented 22% of the loss, or $0.02 per share.

Mr. White stated, "We are confident in the strength of our case against the European Central Bank for infringing on our patented technology on the Euro currency. The burden of proof in ECB's countersuit, claiming invalidity of the patent, lies with the ECB, proving the European patent office made a mistake when they granted our patent in 1999. We have roughly estimated the ECB suit could be valued from tens of millions to upwards of $150 million. We expect hearings to commence in the third or fourth quarter of this year. In addition to the case, we have identified 75 other currencies in print since the 1990s that we believe are using our patented technologies without permission. Regardless of the outcome, our vast and deep portfolio of technologies is gaining momentum in the global marketplace. We are building a security technology company that will grow our market presence and compete around the world for years to come."

At March 31, 2006, cash and cash equivalents were $2.5 million compared with $3.6 million at the same time last year. During the quarter, the Company used $1.25 million in cash to purchase the assets of P3.

First quarter business highlights include:

•
Acquired Plastic Printing Professionals (P3) to expand internal manufacturing capabilities to include secure plastic ID cards and related products, and utilize extensive broker network covering North America, Europe and South America.

•	Continued to aggressively pursue our patent infringement suit against the European Central Bank.

•
Signed a contract with a top global bank's Latin American subsidiary to provide an internet delivery system using DSS's Securdox™ technology for creating secure, verifiable documents that can be transmitted and printed over the internet.

•	Awarded contract to produce Baja Mexico drivers' license cards that include DSS's patent pending watermark technology.

•	Signed a one-year nonexclusive licensing agreement with Kalamazoo Security Print Limited to distribute technologies throughout Europe.

Early second quarter highlights include:

•
Signed a two-year licensing agreement with UnigraphicsUSA, one of the largest associations of security printers in the United States to provide print resellers with a nationwide source for ordering secure documents.

•	Signed a two-year nonexclusive licensing agreement for its AuthentiGuard™ Pantograph 4000 technology with Banknote Corporation of America (BCA), one of the country's premier high security printers.

Mr. White concluded, "Our acquisition has already enabled us to compete directly on many opportunities where we believe our technology is the decided winner. We are currently evaluating the expansion of our print capacity in San Francisco, in order to bring in-house our security paper production, as well as other projects we are currently out-sourcing. We also believe our growth will quickly exceed the current capacity of the facility.

We continue to identify and approach other printers in hopes of finding additional candidates for acquisition."

About Document Security Systems, Inc.
Document Security Systems, Inc. (AMEX: DMC) is a leader in proven patented protection against counterfeiting and unauthorized copying, scanning and photo imaging. The company offers a broad portfolio of anti-counterfeiting technologies, processes and products, and provides consulting for customized document security printing solutions. Its various anti-scanning technologies and products are used for currency, vital records, packaging, labels, tickets, ID Cards, passports and gift certificates. Document Security Systems’ products, such as its new AuthentiGuard™ Security Paper, protect original documents from copying or duplication. Its strategy is to become the world’s leading producer of cutting-edge security technologies for printed products. More information about Document Security Systems can be found at its websites: www.documentsecurity.com and www.plasticprintingprofessionals.com

Safe Harbor Statement
This release contains forward-looking statements regarding expectations for future financial performance, which involve uncertainty and risk. It is possible the Company's future financial performance may differ from expectations due to a variety of factors including, but not limited to, changes in economic and business conditions in the world, increased competitive activity, achieving sales levels to fulfill revenue expectations, consolidation among its competitors and customers, technology advancements, unexpected costs and charges, adequate funding for plans, changes in interest and foreign exchange rates, regulatory and other approvals and failure to implement all plans, for whatever reason. It is not possible to foresee or identify all such factors. Any forward-looking statements in this report are based on current conditions; expected future developments and other factors it believes are appropriate in the circumstances. Prospective investors are cautioned that such statements are not a guarantee of future performance and actual results or developments may differ materially from those projected. The Company makes no commitment to update any forward-looking statement included herein, or disclose any facts, events or circumstances that may affect the accuracy of any forward-looking statement.

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DOCUMENT SECURITY SYSTEMS, INC. AND SUBSIDIARIES

Consolidated Statements of Operations
For the Three Months Ended March 31,

	2006	2005
	(unaudited)	(unaudited)
Sales, net	$862,710	$433,200

Costs of sales	546,197	225,984
Gross profit	316,513	207,216

Operating Expenses:
Selling, general and administrative expenses	1,039,906	691,781
Research and development	72,602	80,112
Amortization of intangibles	220,000	4,500
Operating expenses	1,332,508	776,393

Operating loss	(1,015,995)	(569,177)

Other income (expense):
Interest income	26,896	12,954
Interest expense	(5,463)	(7,199)

Loss before income taxes	(994,562)	(563,422)

Income taxes	-	-
Net loss	$(994,562)	$(563,422)

Net loss per share, basic and diluted	$(0.08)	$(0.05)

Weighted average common shares outstanding, basic and diluted	12,803,861	11,167,096

DOCUMENT SECURITY SYSTEMS, INC.  AND SUBSIDIARIES

Consolidated Balance Sheets
As of

	March 31,	December 31,
	2006	2005
ASSETS	(unaudited)	(audited)

Current assets:
Cash and cash equivalents	$2,543,576	$3,953,482
Accounts receivable, net	462,461	164,726
Inventory	211,924	148,804
Prepaid expenses	257,922	225,114
Total current assets	3,475,883	4,492,126

Restricted cash	240,000	240,000
Fixed assets, net	631,777	451,195
Other assets	161,243	229,050
Goodwill	1,653,701	711,785
Other intangible assets, net	4,588,315	4,208,962
	$10,750,919	$10,333,118

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$1,065,938	$547,512
Accrued expenses & other current liabilities	259,822	212,559
Current portion of long-term debt	51,931	50,891
Current portion of capitalized lease obligations	34,088	33,374
Total current liabilities	1,411,779	844,336

Long-term debt	153,793	167,309
Long-term capital lease obligations	76,137	84,931

Stockholders' equity	9,109,210	9,236,542
	$10,750,919	$10,333,118

DOCUMENT SECURITY SYSTEMS, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows
For the Three Months Ended March 31,

	2006	2005
	(unaudited)	(unaudited)

Cash flows from operating activities:
Net loss	$(994,562)	$(563,422)
Adjustments to reconcile net loss to net cash used by operating activities:
Depreciation and amortization expense	276,647	46,696
Stock based compensation	27,329	3,840
(Increase) decrease in assets:
Accounts receivable	(131,749)	153,865
Inventory	7,027	(22,807)
Prepaid expenses and other assets	7,802	25,888
Increase (decrease) in liabilities:
Accounts payable	260,458	15,638
Accrued expenses & other current liabilities	(50,105)	(7,434)
Net cash used by operating activities	(597,153)	(347,736)

Cash flows from investing activities:
Purchase of fixed assets	(37,229)	(66,387)
Acquisiton of P3	(1,250,000)	-
Purchase of other intangible assets	(94,869)	(2,909)
Net cash used by investing activities	(1,382,098)	(69,296)

Cash flows from financing activities:
Repayment of long-term debt	(12,476)	(11,754)
Decrease (increase) in restricted cash	-	(4,426)
Repayment of capital lease obligations	(8,080)	(7,424)
Issuance of common stock, net	589,901	1,418,155
Net cash provided by financing activities	569,345	1,394,551

Net increase (decrease) in cash and cash equivalents	(1,409,906)	977,519
Cash and cash equivalents beginning of period	3,953,482	2,657,865
Cash and cash equivalents end of period	$2,543,576	$3,635,384